UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 27, 2012

EpiCept Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-51290	52-1841431
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

777 Old Saw Mill River Rd., Tarrytown, New York		10591
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-606-3500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 27, 2012, EpiCept Corporation, (the "Company"), together with its wholly-owned subsidiaries Maxim Pharmaceuticals Inc. and Cytovia, Inc., entered in to a First Amendment to Loan and Security Agreement (the "Amendment") with MidCap Funding III, LLC ("MidCap"), as agent for the lenders.

Under the Amendment, the Company agreed to make a principal prepayment of $1.2 million, which approximates the scheduled principal payments due under the Loan and Security Agreement from September 1, 2012 through December 31, 2012. As a result of the prepayment, the current principal balance of the loan is $4.1 million. The next principal payment is due on January 15, 2013, and regularly scheduled monthly principal payments will commence February 1, 2013 until the scheduled maturity of the loan in March 2014. The Company will continue to make monthly payments of interest to the Lender as per the Loan and Security Agreement.

EpiCept also agreed, pursuant to the amendment, to maintain a cash balance of $1.1 million in a bank account that is subject to the security interest maintained by MidCap under the loan agreement. Further, the Company has committed to signing a definitive agreement, acceptable to MidCap, by October 15, 2012 with respect to a sale or partnering transaction and to consummate such a transaction as soon as is practical but in any event no later than January 15, 2013.

The foregoing is a summary of the terms of the First Amendment to Loan and Security Agreement and is qualified in is entirety by reference to the full text of this document, a copy of which is filed as an exhibit to this Current Report.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

1. On August 27, 2012, the Company's Board of Directors increased the compensation of Robert W. Cook. Retroactive to his appointment as Interim President and CEO on August 20, 2012, Mr. Cook's annual salary will be $400,000 per annum, with $300,000 per annum payable currently and the balance deferred and payable (on a pro rata basis) upon the completion of certain predetermined objectives, and thereafter payable at the $400,000 per annum level. Mr. Cook's target cash bonus compensation will be 45% of his base salary, the actual amount of which will be determined by the Board. Mr. Cook was also granted 100,000 Restricted Stock Units under the Company's 2005 Equity Incentive Plan, with vesting upon the achievement of certain predetermined objectives prior to March 31, 2013.

2. Effective August 28, 2012, Robert W. Cook has been appointed to EpiCept’s Board of Directors. Mr. Cook has served as EpiCept’s Chief Financial Officer and Senior Vice President, Finance and Administration since April 2004 and was appointed interim President and CEO of EpiCept effective August 20, 2012.

3. Effective August 28, 2012, A. Collier Smyth, Gerhard Waldheim and Wayne P. Yetter resigned from the Company’s Board of Directors. Their resignations were not due to any disagreement with management.

Item 9.01 Financial Statements and Exhibits.

10.1 First Amendment to Loan and Security Agreement with Midcap Funding III, LLC, dated August 27, 2012.
99.1 Press release dated August 30, 2012.
99.2 Press release dated August 31, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EpiCept Corporation

August 31, 2012	By:	/s/ Robert W. Cook

Name: Robert W. Cook
Title: Interim President and CEO

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Exhibit Index

Exhibit No.	Description

10.1	First Amendment to Loan and Security Agreement with Midcap, dated August 27, 2012.
99.1	Press release, dated August 30, 2012.
99.2	Press release, dated August 31, 2012.